                                                                  Exhibit 10.39


                                                             September 29, 1999




Charter Communications Holding Company, LLC
12444 Powerscourt Drive, Suite 400
St. Louis, Missouri 63131

Attention:  Eloise Engman

                  Re: Proposed Financing

Ladies and Gentlemen:

                  Charter Communications Holding Company, LLC ("CHARTER") has advised Bank of Montreal, Chicago Branch ("BANK OF MONTREAL") that in connection with Charter's acquisition (the "ACQUISITION") of all of the membership interests in Avalon Cable LLC, a Delaware limited liability company ("HOLDINGS"), which in turn owns all of the membership interests in Avalon Cable of New England LLC, a Delaware limited liability company ("AVALON NEW ENGLAND"), and Avalon Cable of Michigan LLC, a Delaware limited liability company ("AVALON MICHIGAN"; jointly and severally with Avalon New England (or their respective successors), the "BORROWERS"), the Borrowers wish to obtain $300,000,000 of credit facilities (such credit facilities, as described in the Senior Facilities Term Sheet (the "SENIOR FACILITIES TERM SHEET") attached hereto and incorporated herein by this reference, are the "SENIOR FACILITIES"). The proceeds of the Senior Facilities will be used in connection with the Acquisition, to pay related fees and expenses and for other general purposes.

                  Bank of Montreal is pleased to advise you that it is willing to act as the lead arranger and administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders in respect of the Senior Facilities, and will perform the duties and exercise the authority customarily performed and exercised by it in such roles. Such duties shall include the use of commercially reasonable efforts to assemble a syndicate of financial institutions other than Bank of Montreal identified by us in consultation with you (together with Bank of Montreal, the "LENDERS") to provide the necessary commitments for the Senior Facilities. You agree that no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Senior Facilities (except as otherwise provided in the Senior Facilities Term Sheet) unless you and we shall so agree. You further agree to promptly inform each of Loan


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Pricing Corporation and Securities Data Corp. that Mercantile Bank shall not be entitled to receive league table credit in connection with the Senior
Facilities.

                  Bank of Montreal is pleased to advise you of its commitment to provide up to $50,000,000 of the entire $300,000,000 of Senior Facilities all subject to the terms and conditions set forth herein. The Senior Facilities Term Sheet sets forth the principal terms and conditions on and subject to which Bank of Montreal is willing to make available its portion of the Senior Facilities. It is a condition to Bank of Montreal's commitment hereunder that the portion of the Senior Facilities not being provided by Bank of Montreal shall be provided by the other Lenders.

                  We intend to commence syndication efforts immediately, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of Charter and its affiliates, (b) direct contact between the proposed Lenders and senior management and advisors of Charter and its affiliates, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with us, of one or more conference calls or meetings with prospective Lenders.

                  Bank of Montreal will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in each case in consultation with you. To assist us in our syndication efforts, you have provided to us on or prior to the date hereof certain information (including financial information and financial projections (as supplemented in the manner referred to in this sentence, such financial projections are referred to herein as the "PROJECTIONS")) with respect to the cable systems (collectively, the "SYSTEMS") currently owned by the Borrowers and the transactions contemplated hereby, and you hereby agree promptly to prepare and provide to us all additional information with respect thereto as Bank of Montreal may reasonably request in connection with the arrangement and syndication of the Senior Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "INFORMATION") that has been or will be made available to any of us by you or any of your representatives, as supplemented from time to time prior to the Closing Date (as defined in the Senior Facilities Term Sheet), shall be complete and correct in all material respects and does not or will not, as so supplemented, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions, it being recognized by Bank of Montreal that the Projections are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ from the projected results set forth therein by a material amount. You understand that in arranging and syndicating the Senior Facilities Bank of Montreal may use and rely on the Information and Projections without independent verification thereof.


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                  As consideration for our commitments hereunder and our
agreements to perform the services described herein, you agree to pay to us the nonrefundable fees as set forth in the Senior Facilities Term Sheet and in the Fee Schedule (the "FEE SCHEDULE") attached hereto and incorporated herein by reference, in the amounts and at the times set forth therein.

                  Bank of Montreal shall be entitled, with your consent (which shall not be unreasonably withheld), to change the pricing, terms and structure of the Senior Facilities if Bank of Montreal determines that such changes are advisable to insure a successful syndication of the Senior Facilities. The commitment hereunder is subject to the agreements in this paragraph.

                  Bank of Montreal's commitment hereunder and agreement to perform the services described herein are subject to (i) Bank of Montreal's completion of and satisfaction in all respects with a due diligence investigation of Holdings, Borrowers and the Systems, (ii) there not occurring or becoming known to Bank of Montreal any change, occurrence or development that could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Holdings, Borrowers and the Systems, (iii) Bank of Montreal not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) that in Bank of Montreal's judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to Bank of Montreal prior to the date hereof, (iv) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in Bank of Montreal's judgment, could impair the syndication of the Senior Facilities, (v) Bank of Montreal's satisfaction that prior to and during the syndication of the Senior Facilities, except as otherwise agreed by Bank of Montreal, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Charter, or by any of its affiliates on behalf or in respect of Charter, other than the contemplated credit facilities for CC VI Operating Company, LLC so long as the syndication thereof is coordinated with the syndication of the Senior Facilities in a manner reasonably satisfactory to Bank of Montreal, (vi) the negotiation, execution and delivery on or before March 1, 2000 of definitive documentation with respect to the Senior Facilities satisfactory to Bank of Montreal, and (vii) the other conditions set forth or referred to in the Senior Facilities Term Sheet. The terms and conditions of Bank of Montreal's commitment hereunder and of the Senior Facilities are not limited to those set forth herein and in the Senior Facilities Term Sheet. Those matters that are not covered by the provisions hereof and of the Senior Facilities Term Sheet are subject to the approval and agreement of Bank of Montreal and Borrowers.

                  You agree (a) to indemnify and hold harmless Bank of Montreal, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this letter (this "COMMITMENT LETTER"), the Senior Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with


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investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Bank of Montreal and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, rating agency fees and expenses, and reasonable fees, charges and disbursements of counsel) incurred directly in connection with the Senior Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the unauthorized interception by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Senior Facilities.

                  You acknowledge that Bank of Montreal and its affiliates (the term "BANK OF MONTREAL" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Bank of Montreal shall not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by Bank of Montreal of services for other companies, and Bank of Montreal will not furnish any such information to other companies. You also acknowledge that Bank of Montreal has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

                  This Commitment Letter shall not be assignable by you without the prior written consent of Bank of Montreal (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and Borrowers and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and Borrowers. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Bank of Montreal. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Senior Facilities Term Sheet or the Fee Schedule nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the officers, agents and advisors of Charter and Borrowers who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us prior thereto), provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Schedule and its terms and substance) after this Commitment Letter has been accepted by you.


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                  Bank of Montreal agrees to keep confidential all non-public information provided to it by you pursuant to the transactions described herein that is designated by you as confidential; provided that the foregoing shall not prevent Bank of Montreal from disclosing any such information (a) on a confidential basis, to any prospective Lender or any affiliate of any prospective Lender, (b) to the officers, agents and advisors of Bank of Montreal who are directly involved in the consideration of this matter, (c) to rating agencies in connection with the rating of the Senior Facilities or (d) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or by regulatory authorities (in which case Bank of Montreal agrees to inform you prior thereto). We understand that you have asked us to regard as confidential all non-public information previously provided to Bank of Montreal, other than general information regarding the cable television industry.

                  The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Schedule shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any of the commitments hereunder, provided that the immediately preceding paragraph shall be superseded by the definitive documentation for the Senior Facilities.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Senior Facilities Term Sheet and the Fee Schedule by returning to us executed counterparts hereof, not later than 5:00 p.m., New York City time, on September 30, 1999. This offer will automatically expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence.


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                  We are pleased to have been given the opportunity to assist you in connection with this important financing.


                                       Very truly yours,

                                       BANK OF MONTREAL,
                                       CHICAGO BRANCH


                                       By  /s/ Mike Silverman
                                           _____________________________________
                                           Name:  Mike Silverman
                                           Title: Director



ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN:

CHARTER COMMUNICATIONS
HOLDING COMPANY, LLC



By /s/ Eloise Engman
   ____________________________________
   Name:  Eloise Engman
   Title: Vice President, Finance & Acquisition


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                                  FEE SCHEDULE



STRUCTURING FEE:    [text omitted pursuant to confidential treatment request
                    and filed separately with the Commission] payable to Bank of Montreal, earned upon the date of your acceptance of the Commitment Letter to which this Fee Schedule is attached and payable on the Closing Date.

UPFRONT FEE:        (i) For Administrative Agent and each Co-Arranger (as such terms are defined in the Senior Facilities Term Sheet; each, an "AGENT"), the sum of (x) [text omitted pursuant to confidential treatment request and filed separately with the Commission] multiplied by such Agent's final allocated commitment amount of the Senior Facilities on the Closing
                    Date plus (y) [text omitted pursuant to confidential treatment request and filed separately with the Commission], earned and payable to such Agent on the Closing Date, and
                    (ii) for each Lender (other than the Agents) that commits to provide a portion of the Senior Facilities, a fee to be determined which shall be earned and payable to such Lender on its allocated commitment on the Closing Date.

AGENT'S FEE:        [text omitted pursuant to confidential treatment request
                    and filed separately with the Commission] annual fee payable to the Administrative Agent in advance on the Closing Date and each anniversary thereof.

All fees (or portions thereof), once paid, are non-refundable. Fees set forth above are in addition to any fees, indemnities or reimbursements described in the Senior Facilities Term Sheet or the Commitment Letter. All fees shall be paid to the Administrative Agent for its own account or for distribution, as appropriate, to the other Agents and Lenders, in each case as set forth on this Fee Schedule.


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                         $300,000,000 CREDIT FACILITIES
                         AVALON CABLE OF NEW ENGLAND LLC
                          AVALON CABLE OF MICHIGAN LLC

                    Summary of Proposed Terms and Conditions

I.     Parties                      Avalon Cable of New England LLC, a Delaware
                                    limited liability company ("Avalon
                                    Borrowers: New England"), and Avalon Cable of Michigan LLC, a Delaware limited liability company ("Avalon Michigan"), or their respective successors, as joint and several borrowers (collectively, the
                                    "Borrowers").

Guarantors:                         Avalon Cable LLC, a Delaware limited
                                    liability company ("Holdings"), and each
                                    Borrower's direct and indirect domestic
                                    subsidiaries, other than "non-recourse"
                                    subsidiaries described in clause (e) under the heading "Negative Covenants" below
                                    (collectively, the "Guarantors"; the
                                    Borrowers and the Guarantors, collectively, are the "Loan Parties").

Lead Arranger and Book Runner:      Bank of Montreal (in such capacity, "Lead
                                    Arranger").

Administrative Agent:               Bank of Montreal (in such capacity, the
                                    "Administrative Agent").

Syndication Agents:                 First Union National Bank and PNC Bank,
                                    National Association (in such capacity,
                                    collectively, the "Syndication Agents").

Co-Documentation Agents:            Mercantile Bank and Bank of Montreal (in
                                    such capacity, collectively, the
                                    "Co-Documentation Agents").

Co-Arrangers:                       First Union National Bank, PNC Bank,
                                    National Association and Mercantile Bank (in such capacity, collectively, the
                                    "Co-Arrangers").

Lenders: A syndicate of banks, financial institutions and other entities selected in the syndication process (collectively, the "Lenders").



II.   Types and Amounts
      of Facilities

    1.  Term B Facilities

Amount and Tenor:                   Term B Loan Facility: A 9-year term loan
                                    facility (the "Term B Loan Facility") in an aggregate principal amount equal to
                                    $125,000,000 (the loans thereunder being the "Term B Loans"). The Term B Loans shall be repayable in quarterly installments in aggregate amounts for each year the Term B
                                    Loan Facility is outstanding (expressed as a percentage of the aggregate amount borrowed) as set forth below:


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
                Year                                   Amount
                ----                                   ------
                  4                                      1.0%
                  5                                      1.0%
                  6                                      1.0%
                  7                                      1.0%
                  8                                      1.0%
                  9                                     95.0%

                                    In addition to the foregoing, the Credit
                                    Documentation (as defined below) will
                                    provide for additional term loans and/or revolving loan facilities, at the election of Borrowers (collectively, the "Incremental Facility"), in an aggregate principal amount of up to $75,000,000 (the loans thereunder are the "Incremental Loans"). The Incremental Facility shall not initially be effective but may be activated, in whole or in part, subject to certain limits, at any time prior to December 31, 2003 at the request of the Borrowers with consent required only from those Lenders (including new Lenders that are reasonably acceptable to the Administrative Agent and the Borrowers) that agree, in their sole discretion, to participate in such Incremental Facility. In the event that the Term B Loans are optionally prepaid or the Revolving Facility (as defined below) is optionally permanently reduced, up to $37,500,000 of the amount so prepaid or reduced may be applied to increase the $75,000,000 of incremental capacity described above. The Incremental Facility will be governed by the covenants, conditions to borrowing, interest periods, representations and warranties and events of default contained in the Credit Documentation; provided, however, that the weighted average life and final maturity shall not be less than that of the Revolving Facility.

Availability:                       The Term B Loans shall be made in a single
                                    drawing on the Closing Date (as defined
                                    below). If the Borrowers have not refinanced
                                    (with subordination terms satisfactory to the Lead Arranger) by March 31, 2008 their currently outstanding 9.375% Senior
                                    Subordinated Notes due December 1, 2008 (the
                                    "Senior Subordinated Notes") or Holdings'
                                    11.875% Senior Discount Notes due December
                                    1, 2008 (the "Senior Discount Notes"), the
                                    Term B Loan maturity will be accelerated to June 30, 2008.

Maturity:                           9 years from the Closing Date (subject to
                                    acceleration as described under the heading
                                    "Availability" above).


Purpose: The proceeds of the Term B Loans shall be used in connection with the Acquisition (as defined below) and for general purposes.

     2.  Revolving Facility

Amount and Tenor:                   8-1/2 year reducing revolving loan facility
                                    (the "Revolving Facility"; the commitments thereunder are the "Revolving Commitments";
                                    the Revolving Facility, the Term B
                                    Facilities and the Incremental Facility, if any, collectively, are the "Credit
                                    Facilities") in the amount of $175,000,000
                                    (the loans thereunder, together with (unless the context otherwise requires) the
                                    Swingline Loans referred to below, being the "Revolving Loans"). The Revolving
                                    Commitments shall be permanently reduced in quarterly installments in the aggregate amounts for each year


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                                    the Revolving Facility is outstanding
                                    (expressed as a percentage of the aggregate amount of the original Revolving Commitments) as set forth below:

                                             Year             Reduction
                                             ----             ---------
                                             4                   5.0%
                                             5                  15.0%
                                             6                  20.0%
                                             7                  22.0%
                                             8                  24.0%
                                             8-1/2              14.0%

                                    The extensions of credit under the Revolving
                                    Facility shall be prepaid to the extent that the aggregate amount thereof exceeds the aggregate amount of the Revolving Commitments as so reduced. Subject to the terms and conditions described above, Lenders may make available to the Borrowers, at the Borrowers' request, one or more additional revolving loan facilities as part of the Incremental Facility.

Availability:                       The Revolving Facility shall be available on
                                    a revolving basis during the period
                                    commencing on the Closing Date and ending on the date that is 8-1/2 years after the Closing Date (subject to the following proviso, the "Revolving Termination Date"), subject to the Borrowers' compliance with the terms and conditions contained herein;
                                    provided that if the Borrowers have not
                                    refinanced (with subordination terms
                                    satisfactory to the Lead Arranger) by March
                                    31, 2008 their currently outstanding Senior
                                    Subordinated Notes or Senior Discount Notes, the Revolving Facility shall immediately become due and payable on such date.

Swingline Loans:                    A portion of the Revolving Facility not in
                                    excess of $15,000,000 shall be available for swing line loans (the "Swingline Loans") from the Administrative Agent on same-day notice. Any such Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan.

Maturity:                           The Revolving Termination Date.

Purpose: The proceeds of the Revolving Loans shall be used in connection with the Acquisition and for general purposes, including permitted acquisitions.


III.    Certain Payment
        Provisions

Fees and Interest Rates:            As set forth on Annex I.

Optional Prepayments and            Loans may be prepaid on 3 business days'
Commitment Reductions:              prior written notice in minimum amounts of
                                    $500,000 for ABR Loans (as defined in Annex
                                    I) and $1,000,000 for Eurodollar Loans (as defined in Annex I). Revolving Commitments may be reduced on 3 business days' prior written notice in minimum amounts of $1,000,000. Optional prepayments and optional commitment reductions of each of the Term B Loan Facility, the

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                                    Revolving Facility and the Incremental
                                    Facility shall be applied ratably to the respective scheduled installments and scheduled reductions (as applicable) thereof. Optional prepayments of any term loans may not be reborrowed.

Mandatory Prepayments:              Loans shall be prepaid with 100% of the net
                                    cash proceeds of any sale or other
                                    disposition (including as a result of
                                    casualty or condemnation) by the Borrowers or any of their respective subsidiaries of any assets, excluding permitted asset exchanges where no cash consideration is received, sales of inventory or obsolete or worn-out property in the ordinary course of business and certain other exceptions.
                                    Proceeds described in this paragraph shall not be required to be applied to make prepayments if (i) the Borrowers identify a potential acquisition of assets in a permitted line of business and notify the Administrative Agent in writing of such acquisition within 12 months of the relevant disposition, (ii) such identified acquisition is consummated within 18 months of such disposition, and (iii) if such net cash proceeds arise from insurance settlements, the Borrowers redeploy such net cash proceeds within 270 days of receipt.

                                    Mandatory prepayments and mandatory
                                    commitment reductions of each of the Term B
                                    Loan Facility, the Revolving Facility and the Incremental Facility shall be applied ratably to the respective scheduled installments and scheduled reductions (as applicable) thereof. Mandatory prepayments of any term loans may not be reborrowed.

IV.   Collateral                    The obligations of each Loan Party in
                                    respect of the Credit Facilities, any
                                    interest rate protection agreements in
                                    respect thereof provided by any Lender (or any affiliate of a Lender) and any letters of credit provided by any Lender (or any affiliate of a Lender) outside of the Credit
                                    Facilities (subject, in the case of such letters of credit, to the limit referred to in clause (c) under the heading "Negative
                                    Covenants" below) shall be secured by a
                                    perfected first priority security interest in all equity interests or intercompany obligations held by Holdings, the Borrowers or any of the Guarantors (limited to equity interests and intercompany obligations of the Borrowers in the case of pledges made by Holdings and 66% of the equity interests of foreign subsidiaries).

V.    Certain Conditions

Initial Conditions:                 The initial funding under the Credit
                                    Facilities shall be subject to the
                                    satisfaction of the following conditions
                                    (the date upon which such conditions are satisfied being the "Closing Date").

                                    (a) Each Loan Party shall have executed and delivered satisfactory definitive credit documentation (the "Credit Documentation").

                                    (b) The acquisition (the "Acquisition") of
                                    Holdings and the Borrowers, and of the cable systems currently owned by the Borrowers, shall have been consummated; the Borrowers shall hold all of such cable systems upon and after consummation of the Acquisition; and the debt assumed or retained by the Borrowers and their respective subsidiaries in connection therewith (other than the Senior Subordinated Notes and the Credit Facilities) shall not exceed an amount to be agreed upon.

                                    (c) The Lenders, the Administrative Agent and the Lead Arranger shall


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                                    have received all fees required to be paid,
                                    and all expenses for which invoices have been presented, on or before the Closing Date.

                                    (d) All material governmental and third
                                    party approvals necessary in connection with the financings contemplated by the Credit Facilities shall have been obtained and be in full force and effect.

                                    (e) The Lenders shall have received (i) the audited financial statements of the Borrowers for the fiscal year ended December 31, 1998 and the unaudited financial statements of the Borrowers for the fiscal quarter ended June 30, 1999 and (ii) all other available audited and unaudited financial statements for the Borrowers for the most recent fiscal quarter or fiscal year, as the case may be, for which such financial statements are available.

                                    (f) The Lenders shall have received
                                    satisfactory projections for the period from the Closing Date through the final maturity of the Term B Loans.

                                    (g) All documents and instruments required to perfect the Administrative Agent's first priority security interest in the collateral under the Credit Facilities shall have been executed.

                                    (h) Holdings and its affiliates and
                                    subsidiaries shall not be subject to
                                    contractual or other restrictions of a
                                    material nature that would be violated by the financings contemplated hereby.

                                    (i) The Borrowers shall have delivered such legal opinions, documents and other instruments as are customary for transactions of this type.

On-Going Conditions:                The making of each extension of credit shall
                                    be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation
                                    (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition
                                    (financial or otherwise) of the Borrowers and their respective subsidiaries, taken as a whole, or (b) the validity or enforceability of any material provision of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.


VI.   Certain Documentation         The Credit Documentation shall contain
      Matters                       representations, warranties, covenants and
                                    events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and Warranties:     Financial statements (including pro forma
                                    financial statements); absence of material undisclosed liabilities; no material adverse change; existence; material compliance with law; power and authority; enforceability of Credit Documentation; no conflict with law or material contractual obligations; no material litigation; no default; ownership of property;


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                                       5

--------------------------------------------------------------------------------


                                    liens; intellectual property; taxes; Federal
                                    Reserve regulations; ERISA; Investment
                                    Company Act; subsidiaries; environmental matters; solvency; labor matters; year 2000 matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:              Delivery of unaudited quarterly financial
                                    statements within 60 days of quarter end, audited annual financial statements with 120 days of year end, reports, annual accountants' "no default" certificate, accountants' letters (if submitted), subscriber reports, annual budget (within 60 days after the beginning of each fiscal year), officers' certificates and other
                                    information requested by the Lenders;
                                    payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                                    right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;
                                    material compliance with environmental laws;
                                    further assurances (including, without
                                    limitation, with respect to security
                                    interests in after-acquired equity interests and intercompany obligations); and agreement to obtain interest rate protection to the extent necessary to provide that at least
                                    50% of the principal amount of term
                                    indebtedness of Holdings and its
                                    subsidiaries is effectively subject to a fixed rate, on terms satisfactory to the Administrative Agent, at all times following the date which is 90 days after the Closing
                                    Date during which the Leverage Ratio (as defined below) is greater than 4.50 to 1.00.

Financial Covenants:                Maximum ratio of Total Debt (as defined in
                                    Annex II) to annualized Operating Cash Flow
                                    (as defined in Annex II) (the "Leverage
                                    Ratio") as follows:

                                    Period                      Leverage Ratio
                                    ------                      --------------
                                    Closing Date to 12/30/01      6.25:1.00
                                    12/31/01 to 12/30/02          6.00:1.00
                                    12/31/02 to 12/30/03          5.50:1.00
                                    12/31/03 to 12/30/04          5.00:1.00
                                    12/31/04 to 12/30/05          4.75:1.00
                                    12/31/05 and thereafter       4.50:1.00

                                    Maximum ratio of Senior Debt to annualized
                                    Operating Cash Flow (the "Senior Leverage
                                    Ratio") of 4.75 to 1.00 (such maximum ratio only being required to be complied with until the Leverage Ratio is less than 5:00 to 1.00).

                                    Minimum ratio of Operating Cash Flow to cash interest expense (the "Interest Coverage Ratio") of 1.75 to 1.0.

                                    Minimum ratio of annualized Operating Cash
                                    Flow to pro forma debt service (the "Debt
                                    Service Coverage Ratio") of 1.25 to 1.0.

                                    For the purposes of the financial covenants,
                                    (i) all calculations will be made with
                                    respect to the Borrowers and their
                                    respective consolidated subsidiaries, (ii)
                                    Operating Cash Flow for the purposes of the Interest Coverage Ratio shall be determined on a rolling four-quarter basis,


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                    (iii) annualized Operating Cash Flow shall equal Operating Cash Flow for the most recent quarter multiplied by four, (iv) all determinations of Operating Cash Flow shall be made before giving effect to the payment of management fees, (v) cash interest expense shall be determined on a rolling four-quarter basis, except that until four fiscal quarters have passed since the Closing Date, such amount shall be determined for the number of full fiscal quarters subsequent to the Closing Date and then annualized, (vi) pro forma debt service shall be determined on the basis of scheduled principal for the four-quarter period commencing after the last day of the most recent fiscal period and historical interest expense calculated in the manner described in clause (v) above and (vii) interest expense (including interest expense for purposes of calculating pro forma debt service) shall include distributions made by the Borrowers used to pay debt service of Holdings or any of their respective affiliates, including but not limited to payment of interest on the Senior Discount Notes and payment of the Mandatory Payment of Accrued Interest.


Negative Covenants:                 Limitations on: (i) indebtedness; (ii)
                                    liens; (iii) guarantee obligations; (iv) mergers, consolidations, liquidations and dissolutions; (v) sales of assets; (vi) distributions and other payments in respect of equity interests and subordinated indebtedness; (vii) investments, loans and advances; (viii) optional payments and modifications of certain debt instruments;
                                    (ix) transactions with affiliates; (x)
                                    sale-leasebacks; (xi) changes in fiscal
                                    year; (xii) negative pledge clauses and
                                    clauses restricting subsidiary
                                    distributions; (xiii) changes in lines of business; (xiv) certain intercompany transactions (primarily relating to corporate separateness and tax sharing arrangements); and (xv) changes in passive holding company status of Holdings. Only those negative covenants described in clauses (i), (ii), (iii), (iv), (x), (xii),
                                    (xiv) and (xv) above will apply to Holdings.

                                    The negative covenants shall be subject to various exceptions, including the following:

                                    (a) The Borrowers will be permitted to incur
                                    (i) indebtedness under the Credit
                                    Facilities, (ii) unsecured subordinated
                                    indebtedness incurred to refinance the
                                    Senior Subordinated Notes, so long as such indebtedness has no scheduled amortization prior to the date that is one year after the final maturity of the Credit Facilities, and
                                    (iii) additional unsecured indebtedness not exceeding an amount to be determined, so long as (x) both before and after giving effect to the incurrence thereof, no default (including, on a pro forma basis, under the financial covenants) shall be in effect, (y) no subsidiary of any Borrower will be permitted to guarantee such indebtedness and
                                    (z) the covenants and default provisions applicable to such indebtedness shall be no more restrictive than those applicable to the Credit Facilities.

                                    (b) The Borrowers may issue subordinated notes to Paul G. Allen and his affiliates on terms customary for intercompany subordinated debt and satisfactory to the Administrative Agent (the "Affiliate Subordinated Debt"), and such Affiliate Subordinated Debt may be prepaid with Loans or indebtedness of the type described in clause (a) above.

                                    (c) The Borrowers and their respective
                                    subsidiaries may obtain letters of


--------------------------------------------------------------------------------
                                    credit outside of the Credit Facilities
                                    (secured by the same collateral that secures the Credit Facilities) in an aggregate face amount of up to $10,000,000.

                                    (d) So long as no default shall be in
                                    existence or would result therefrom, the Borrowers and their respective subsidiaries will be permitted to (i) consummate asset swaps ("Asset Swaps") for fair market value, so long as (x) the assets received are held by the Borrowers or any of their respective wholly owned subsidiaries, and (y) the properties to be swapped do not account for more than 25% of Operating Cash Flow for the preceding 12 months in any one instance or 35% of Operating Cash Flow during the term of the Credit Facilities, and (ii) consummate asset dispositions ("Asset Sales") not exceeding, in the aggregate, 25% of Operating Cash Flow for the preceding 12 months in any one instance or 35% of Operating Cash Flow during the term of the Credit Facilities. Asset Sales and Asset Swaps that are in excess of the respective thresholds require the prior written approval of Required Lenders (as defined below). Asset Sales in excess of $40 million and Asset Swaps of property generating cash flow in excess of 10% of Operating Cash Flow for the preceding 12 months require that the Borrowers submit evidence of pro forma covenant compliance for the contemplated transaction(s). In addition, dispositions of assets acquired after the Closing Date shall be permitted, and shall be disregarded for the purposes of the limitations set forth in the preceding sentences, so long as (i) a definitive agreement to consummate each such disposition is executed no later than twelve months after the relevant assets are acquired and (ii) each such disposition is consummated within eighteen months after the relevant assets are acquired. Excess cash received in any one swap or series of related swaps shall be counted against the limitation on Asset Sales and shall be subject to the same reinvestment provisions. Excess cash paid for any one swap or series of related swaps shall be counted against the limitation on Permitted Acquisitions described in clause (f) below.

                                    (e) Cable systems may be contributed to
                                    joint ventures constituting "non-recourse" subsidiaries so long as (i) such disposition is permitted pursuant to clause (d) above,
                                    (ii) both before and after giving effect thereto, no default (including, on a pro forma basis, under the financial covenants) shall be in effect, (iii) after giving effect thereto, the Leverage Ratio shall be equal to or lower than the Leverage Ratio in effect immediately prior thereto, (iv) no operating cash flow (except to the extent that dividends are received in cash) or indebtedness of such joint venture shall be included for the purposes of calculating Operating Cash Flow or indebtedness of the Borrowers and their respective subsidiaries and (v) the equity interest received in connection therewith shall be pledged as collateral. Non-recourse subsidiaries shall not be subject to the covenants contained in the Credit Documentation.

                                    (f) Up to $100,000,000 may be expended (with assumption of debt being included as an expenditure) in connection with acquisitions ("Permitted Acquisitions") of cable systems (including through purchases of 100% of the equity interests of any entity whose assets consist of cable systems), in each case subject to pro forma compliance with the financial covenants with pro forma covenant calculations provided for acquisitions in which the amount expended exceeds $40,000,000 (provided that such


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                    $100,000,000 limit will not apply if either
                                    (i) both before and after giving effect to an acquisition, the Interest Coverage Ratio is greater than 2.10 to 1 or (ii) the relevant acquisition is financed with the proceeds of a capital contribution made directly or indirectly by Paul G. Allen). The Borrowers will be required to execute any documentation necessary or advisable to perfect the Lenders' security interest in any new collateral.

                                    (g) So long as no default shall be in
                                    existence or would result therefrom, the Borrowers may make distributions to any direct or indirect parent of the Borrowers
                                    (i) for the purpose of paying interest
                                    (including the Mandatory Payment of Accrued
                                    Interest) on any notes issued by such parent
                                    (to the extent required to be paid in cash), so long as, after giving effect to any such dividend, the Interest Coverage Ratio is greater than 2.10 to 1.0, (ii) for any purpose so long as, after giving effect to any such dividend, the Leverage Ratio is less than 3.50 to 1.0, (iii) for the purpose of making payments of principal and interest on Affiliate Subordinated Debt, (iv) for the purpose of paying management fees in accordance with the provisions outlined under clause (i) below, (v) for the purpose of paying interest on indebtedness of Holdings (x) incurred to refinance the Senior Discount Notes or (y) the proceeds of which are contributed to the Borrowers, and
                                    (vi) for the purpose of paying
                                    "pass-through" tax obligations of the
                                    holders of equity interests in the Borrowers and Holdings.

                                    (h) So long as no default shall be in
                                    existence or would result therefrom, the Borrowers may make and maintain (i) customary cash and cash equivalent investments, (ii) investments in existence on the Closing Date, and (iii) additional investments in an aggregate maximum amount to be determined.

                                    (i) So long as no default shall be in
                                    existence or would result therefrom, the Borrowers may pay, or make distributions to Holdings to pay, to certain affiliates in respect of any permitted investment made after the Closing Date up to 1.0% of the aggregate enterprise value of such permitted investment.

                                    (j) So long as no default shall be in
                                    existence or would result therefrom, up to 3.50% of annual gross operating revenues may be expensed by the Borrowers in respect of management fees, with up to 2.0% payable in cash with the remainder deferred. Amounts previously deferred may be paid when the Leverage Ratio is less than 4.5 to 1.0, subject to pro forma covenant compliance. The obligation of the Borrowers to pay such management fees shall be contractually subordinated to their obligation to repay the Loans.

                                    (k) Holdings shall be permitted to incur any indebtedness, so long as such indebtedness has no scheduled amortization prior to the date that is one year after the final maturity of the Credit Facilities and either
                                    (1) such indebtedness is incurred to
                                    refinance the Senior Discount Notes or (2) the proceeds of such indebtedness are contributed to the Borrowers.

Events of Default:                  Nonpayment of principal when due; nonpayment
                                    of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the


--------------------------------------------------------------------------------
                                    case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to indebtedness in an aggregate amount in excess of $20,000,000; bankruptcy events; certain ERISA events; termination or suspension of material licenses; material judgments; actual or asserted invalidity of any guarantee, security document or security interest; and a Change of Control. "Change of Control" shall be defined as (a) the failure of Paul
                                    G. Allen (including his estate, heirs and certain other related entities) to maintain a 25% economic interest in the Borrowers or to maintain voting control of the Borrowers,
                                    (b) the failure of any of the Borrowers to be an indirect subsidiary of Charter Communications Holding Company, LLC, (c) (i) the failure of any of the Borrowers to be a direct wholly owned subsidiary of (x) Holdings, (y) a wholly owned subsidiary of Holdings or (z) a wholly owned subsidiary of a successor Holdings or (ii) the failure of any such parent referred to in clause (i) above to execute and deliver a guaranty and equity pledge agreement securing the Credit Facilities within a time period to be agreed upon.

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% (the "Required Lenders") of the aggregate amount of the Term B Loans, Revolving Commitments and the loans and unused commitments, if any, under the Incremental Facility (with each Lender and its related "approved funds," if any, voting as a single unit), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of material subsidiary Guarantors or all or substantially all of the collateral (other than pursuant to permitted asset dispositions).

Assignments and Participations:     The Lenders shall be permitted to assign and
                                    sell participations in their Loans and
                                    commitments, subject, in the case of
                                    assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrowers (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), unless otherwise agreed by the Borrowers and the Administrative Agent, (i) the minimum assignment amount shall be $5,000,000 and (ii) the minimum amount retained by the assigning Lender shall be $3,000,000 (with the amounts described herein being aggregated in respect of each Lender and its related "approved funds," if any). Each assignment shall be subject to the payment of a $3,500 processing fee to the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters set forth in clause (a) under the heading "Voting" above with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:                   The Credit Documentation shall contain
                                    customary provisions (a)


--------------------------------------------------------------------------------
                                    protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:       The Borrowers shall pay (a) all reasonable
                                    out-of-pocket expenses of the Administrative
                                    Agent and the Lead Arranger associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent) and (b) all out-of-pocket expenses of the Administrative
                                    Agent and the Lenders (including the fees, disbursements and other charges of one firm of counsel to the Administrative Agent and one additional firm of counsel to the Lenders) in connection with the enforcement of the Credit Documentation.

                                    The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of the relevant indemnified person.

Governing Law and Forum:            State of New York.

Counsel to the Administrative       O'Melveny and Myers LLP.
Agent and the Lead Arranger:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


      Annex I to Term Sheet
      ---------------------

                            Interest and Certain Fees
                            -------------------------


Interest Rate Options: The Borrowers may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to the ABR plus the Applicable Margin or the Eurodollar Rate plus the Applicable Margin, provided, that all Swingline Loans shall bear interest based upon the ABR.

                                    As used herein:

                                    "ABR" means the higher of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect (the "Prime Rate") and (ii) the federal funds effective rate from time to time plus 0.5%.

                                    "Applicable Margin" means the rate
                                    determined pursuant to the pricing grid set forth below:

---------------------------------------------------------------------------------------------------------------
                                            Applicable
                                            Margin for        Applicable       Applicable        Applicable
                                            Eurodollar      Margin for ABR     Margin for      Margin for ABR
   Leverage Ratio                              Loans            Loans          Eurodollar      Loans (Term B
                                            (Revolving        (Revolving      Loans (Term B        Loans)
                                              Loans)            Loans)           Loans)
---------------------------------------------------------------------------------------------------------------
Greater than or Equal to 6.00 to 1.00         1.875%           0.875%            2.750%           1.750%

Greater than or Equal to 5.50 to 1.00         1.625%           0.625%            2.750%           1.750%

Less than 6.00 to 1.00

Greater than or Equal to 5.00 to 1.00         1.500%           0.500%            2.750%           1.750%

Less than 5.50 to 1.00

Greater than or Equal to 4.50 to 1.00         1.375%           0.375%            2.500%           1.500%

Less than 5.00 to 1.00

Greater than or Equal to 4.00 to 1.00         1.250%           0.250%            2.500%           1.500%

Less than 4.50 to 1.00

Less than 4.00 to 1.00                        1.000%           0.000%            2.500%           1.500%
---------------------------------------------------------------------------------------------------------------

                                    With respect to the pricing grid, (i)
                                    pricing corresponding to a Leverage Ratio of less than 6.00 to 1.0 will not be available until the date (the "Adjustment Date") on which financial statements have been delivered in respect of the fiscal quarter ending March 31, 2000 and (ii) while an event of default is in existence, pricing shall revert to the highest grid rates.

                                    "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (or twelve months, with consent of all Lenders), as selected by the Borrowers, appearing on Page 3750 of the Dow Jones Markets screen.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Interest Payment Dates:             In the case of Loans bearing interest based
                                    upon the ABR ("ABR Loans"), quarterly in arrears.

                                    In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:                    The Borrowers shall pay a commitment fee
                                    calculated at the rate of 0.375% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, provided that, from and after the Adjustment Date, such rate shall be reduced to 0.250% per annum at any time when the Leverage Ratio is less than 5.00 to 1.0 (so long as no event of default is in existence). Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Default Rate: At any time when the Borrowers are in default in the payment of any amount of principal due under the Credit Facilities, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:                 All per annum rates shall be calculated on
                                    the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.


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                                      I-2

--------------------------------------------------------------------------------


Annex II To Term Sheet
----------------------
                                   Definitions
                                   -----------


Mandatory Payment of                Prior to December 1, 2003, interest on the
Accrued Interest:                   Senior Discount Notes will accrete at an
                                    annual rate of 11 7/8% per annum, compounded semi-annually, but will not be paid until December 1, 2003. On December 1, 2003, the
                                    "Issuers" (as defined in the Section
                                    Discount Notes) will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior
                                    Discount Note then outstanding ($72,479,000, the "Accreted Interest Redemption Amount").
                                    The Accreted Interest Redemption Amount
                                    represents (i) the excess of the aggregate accreted principal amount of all Senior
                                    Discount Notes outstanding on December 1,
                                    2003 over the aggregate issue price thereof less (ii) an amount equal to one year's simple uncompounded interest on the aggregate issue price of such Senior
                                    Discount Notes at a rate per annum equal to the stated interest rate on the Senior
                                    Discount Notes.

Operating Cash Flow:                Operating Cash Flow for any period shall
                                    mean pre-tax income (excluding any
                                    extraordinary gains and losses) plus (a) depreciation, amortization and other non-cash charges; (b) interest expense; and
                                    (c) management fees (whether or not they are paid); minus (d) other non-cash income. For purposes of calculating the Leverage Ratio and the Senior Leverage Ratio, Operating
                                    Cash Flow shall be adjusted for acquisitions and dispositions as if such acquisitions and/or dispositions had occurred on the first day of such period.

Total Debt:                         Total Debt shall mean the sum of all
                                    indebtedness for borrowed money, guarantees and letters of credit to the extent that they support third-party indebtedness, seller paper and capitalized lease obligations of Borrowers and their subsidiaries. Total Debt does not include the Senior Discount Notes.


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